Exhibit 10.15

HEALTH IN TECH, INC.

EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT made as of October 20, 2026 (the “Grant Date”), by and between Health In Tech, Inc. (the “Company”) and Sanjay Shrestha (the “Awardee”).

WITNESSETH:

WHEREAS, the Company has adopted and maintains the Health In Tech, Inc. Equity Incentive Plan (the “Plan”);

WHEREAS, pursuant to that certain offer letter and executive employment agreement dated October 12, 2026 by and between the Company and the Awardee (the “Employment Agreement”), the Company agreed to grant the Awardee certain equity awards upon the Awardee’s commencement of employment as Chief Executive Officer of the Company; and

WHEREAS, the Compensation Committee of the Board of Directors has authorized, and the Board of Directors has approved, the award to the Awardee of Restricted Stock under the Plan, on the terms and conditions set forth in the Plan and as hereinafter provided,

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Awardee hereby agree as follows:

1. Plan. This Restricted Stock Award is made pursuant to the terms of the Plan which are incorporated herein by reference. Terms used in this Agreement which are defined in the Plan shall have the same meaning as set forth in the Plan.

2. Award of Restricted Stock. The Company hereby grants to the Awardee an award of restricted shares of the Company’s Class A common stock and Class B common stock, as applicable, in the tranches set forth below (collectively, the “Restricted Stock Award”), subject to the restrictions, vesting conditions, and forfeiture provisions set forth herein:

(a) Sign-On Award. 2,000,000 shares of Class A common stock (the “Sign-On Award”).

(b) Acquisition Award. A range of 1,500,000 to 2,000,000 shares of Class A common stock, with the final number of shares to be determined by the Compensation Committee in its sole discretion within such range upon closing of a Qualifying Acquisition (the “Acquisition Award”). For purposes of this Agreement, “Qualifying Acquisition” means a bona fide acquisition transaction by the Company, as determined by the Compensation Committee in good faith.

(c) Market Capitalization Awards. The following awards, each a separate tranche subject to its respective market capitalization performance condition (collectively, the “Market Cap Awards”):

Tranche	Share Class	Shares	Market Cap Threshold (10-day VWAP)	Achievement Deadline
MC-1	Class A	1,500,000	greater than $150 million	April 30, 2028
MC-2	Class A	1,500,000	greater than $300 million	December 31, 2028
MC-3	Class A	500,000	greater than $500 million	December 31, 2029
MC-4	Class A	500,000	greater than $1 billion	December 31, 2031
MC-5	Class B	500,000	greater than $150 million	April 30, 2028

2A. Contingency on Shareholder Approval. Notwithstanding any other provision of this Agreement to the contrary, the grant of the Restricted Stock Award is expressly contingent upon the Company obtaining the approval of the Company’s stockholders at the 2026 Annual Meeting of Stockholders (or any adjournment or postponement thereof) of the amendment to the Plan increasing the number of shares of common stock authorized for issuance thereunder (such approval, the “Shareholder Approval”).

(a) Pre-Approval Restrictions. Prior to Shareholder Approval: (i) no shares of restricted stock shall be issued to the Awardee under this Agreement; (ii) the Awardee shall have no rights of a stockholder with respect to the shares subject to the Restricted Stock Award, including without limitation voting rights, rights to receive dividends or other distributions, and other economic rights; (iii) no restrictions shall lapse, no vesting shall occur, and no monthly vesting installments shall accrue with respect to any tranche of the Restricted Stock Award; and (iv) the Awardee shall have no right to make an election under Section 83(b) of the Code with respect to any tranche of the Restricted Stock Award.

(b) Failure to Obtain Approval. If Shareholder Approval is not obtained at the 2026 Annual Meeting of Stockholders (or any adjournment or postponement thereof), this Agreement and the Restricted Stock Award shall automatically terminate, the Restricted Stock Award shall be forfeited in its entirety without consideration, and neither the Company nor the Awardee shall have any further rights or obligations under this Agreement.

(c) Effect of Obtaining Approval. Upon obtaining Shareholder Approval, (i) the shares of restricted stock subject to the Restricted Stock Award shall be issued in the name of the Awardee as of the date of Shareholder Approval, (ii) the Awardee shall thereafter be entitled to all rights of a stockholder with respect to such shares, subject to the forfeiture and transfer restrictions set forth in this Agreement, and (iii) solely for purposes of determining the Vesting Commencement Date and the application of the vesting schedule set forth in Section 4, all references in this Agreement to the “Grant Date” shall be deemed references to the date of Shareholder Approval.

(d) Carve-Out for Immediate Grant Tranches. Notwithstanding Sections 2A(a) through 2A(c) above, each of (i) the Sign-On Award (comprising 2,000,000 shares of Class A common stock), (ii) the Acquisition Award (comprising1,500,000 to 2,000,000 shares of Class A common stock), (iii) the MC-1 tranche of the Market Cap Awards (comprising 1,500,000 shares of Class A common stock), and (iv) the MC-5 tranche of the Market Cap Awards (comprising 500,000 shares of Class B common stock) (collectively, the “Immediate Grant Tranches”) shall not be subject to the Shareholder Approval contingency set forth in this Section 2A. The Immediate Grant Tranches shall be granted and issued in the name of the Awardee as of the Grant Date set forth in the preamble, pursuant to shares currently available for issuance under the Plan as of the Grant Date, and all provisions of this Agreement (including the vesting schedule set forth in Section 4, the stockholder rights set forth in Section 6, and the Section 83(b) election right set forth in Section 8) shall apply to the Immediate Grant Tranches as of the Grant Date. For the avoidance of doubt, the Shareholder Approval contingency set forth in Sections 2A(a) through 2A(c) applies only to the MC-2 tranche, the MC-3 tranche, and the MC-4 tranche of the Market Cap Awards (collectively, the “Contingent Grant Tranches”), which shall be issued only upon obtaining Shareholder Approval. A total of 5,500,000 shares will be granted on the grant date, with the remaining 2,500,000 to 3,000,000 shares subject to the shareholder approval contingency.

3. Issuance of Shares. The shares subject to each tranche of the Restricted Stock Award shall be issued in the name of the Awardee as of the Grant Date, subject to the Awardee’s execution of this Agreement and such other documentation as the Company may require. The Company shall cause such shares to be held in book-entry form or in certificated form bearing an appropriate legend referencing the restrictions set forth herein until such shares vest in accordance with Section 4.

4. Vesting Conditions.

(a) Sign-On Award — Time-Based Vesting. The restrictions applicable to the 2,000,000 shares underlying the Sign-On Award shall lapse in equal monthly installments over a period of twelve (12) months commencing on the Grant Date, subject to the Awardee’s continued service with the Company through each applicable vesting date.

(b) Acquisition Award — Single-Trigger Performance Vesting. The Acquisition Award shall vest in full upon the closing of a Qualifying Acquisition on or before December 31, 2028, subject to the Awardee’s continued service with the Company through such closing date. If no Qualifying Acquisition closes on or before December 31, 2028, the Acquisition Award shall be automatically forfeited in its entirety without consideration.

(c) Market Cap Awards — Market Condition and Time-Based Vesting. With respect to each tranche of the Market Cap Awards:

(i) The applicable market capitalization threshold shall be deemed achieved on the first date on which the Company’s market capitalization, calculated based on the 10-day volume-weighted average price (VWAP) of the applicable share class, exceeds the stated threshold on or before the applicable Achievement Deadline (such date, the “Achievement Date”).

(ii) Upon the Achievement Date, the restrictions applicable to such tranche shall lapse in equal monthly installments over a period of twelve (12) months commencing on the Achievement Date, subject to the Awardee’s continued service with the Company through each applicable vesting date.

(iii) If the applicable market capitalization threshold for a tranche is not achieved on or before the applicable Achievement Deadline, such tranche shall be automatically forfeited in its entirety without consideration.

(d) Vesting Commencement Date. Notwithstanding anything to the contrary in this Section 4, with respect to any tranche of the Restricted Stock Award that vests in equal monthly installments, the date on which such monthly installments shall commence (the “Vesting Commencement Date”) shall be determined as follows: (i) if the Grant Date (with respect to the Sign-On Award) or the applicable Achievement Date (with respect to a Market Cap Award tranche), as applicable, falls before the 15th day of a calendar month, the Vesting Commencement Date shall be the 15th day of that same calendar month; or (ii) if the Grant Date or applicable Achievement Date, as applicable, falls on or after the 15th day of a calendar month, the Vesting Commencement Date shall be the first day of the next calendar month. All references in this Section 4 to monthly installments commencing on the Grant Date or the Achievement Date shall be deemed to refer to the applicable Vesting Commencement Date.

5. Termination of Service; Forfeiture.

(a) Termination for Cause; Non-Approved Resignation. If the Awardee’s service with the Company is (i) terminated by the Company for Cause, or (ii) terminated by the Awardee’s voluntary resignation other than for Good Reason (as defined in the Employment Agreement), then any unvested portion of the Restricted Stock Award (across all tranches) shall be automatically forfeited in its entirety without consideration upon such termination.

(b) Other Terminations. If the Awardee’s service with the Company terminates for any reason other than as described in Section 5(a) (including, without limitation, termination by the Company without Cause, resignation by the Awardee for Good Reason (as defined in the Employment Agreement), or termination due to death or disability), then the treatment of the Restricted Stock Award shall be as follows:

(i) Sign-On Award. Any unvested portion of the Sign-On Award shall continue to vest in accordance with the vesting schedule set forth in Section 4(a), as if the Awardee’s service had not terminated.

(ii) Acquisition Award. If the closing of a Qualifying Acquisition has occurred on or prior to the date of termination, the Acquisition Award (which shall have fully vested upon such closing) shall be retained by the Awardee. If no Qualifying Acquisition has closed as of the date of termination, the Acquisition Award shall be automatically forfeited in its entirety without consideration.

(iii) Market Cap Awards. With respect to each tranche of the Market Cap Awards, if the applicable market capitalization threshold has been achieved (i.e., the Achievement Date has occurred) on or prior to the date of termination, the unvested portion of such tranche shall continue to vest in accordance with Section 4(c)(ii), as if the Awardee’s service had not terminated. If the Achievement Date for a tranche has not occurred as of the date of termination, such tranche shall be automatically forfeited in its entirety without consideration.

(iv) Alignment with Employment Agreement. Notwithstanding the foregoing clauses (i), (ii), and (iii), upon termination of the Awardee’s service by the Company without Cause or by the Awardee for Good Reason, each of the outstanding shares of the Restricted Stock Award that have met vesting conditions (including any Market Cap Award tranche for which the Achievement Date has occurred and the Acquisition Award for which a Qualifying Acquisition has closed) shall become fully vested and accelerated, consistent with the Employment Agreement.

(c) Definition of “Cause”. For purposes of this Agreement, “Cause” shall have the meaning set forth in the Employment Agreement, and shall be subject to the notice, cure, and procedural requirements set forth therein.

(d) Change in Control. Notwithstanding anything to the contrary in this Agreement or the Plan, immediately before and contingent upon the consummation of a Change in Control (as defined in the Employment Agreement), all outstanding unvested portions of the Restricted Stock Award, including the Sign-On Award, the Acquisition Award, and each tranche of the Market Cap Awards (including the Class B tranche), shall become fully vested and nonforfeitable, with all service-based and performance-based vesting conditions (including the Qualifying Acquisition and market capitalization conditions) deemed fully satisfied, and no termination of the Awardee’s service shall be required to give effect to such acceleration.

6. Rights as Stockholder. Subject to the restrictions set forth herein, from and after the Grant Date, the Awardee shall be the record owner of the shares subject to the Restricted Stock Award and shall have all rights of a stockholder of the Company with respect to such shares, including the right to vote the shares, in each case subject to the terms of the Plan.

7. Restrictions on Transfer. The Awardee shall not sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of any shares subject to the Restricted Stock Award until such shares have vested in accordance with Section 4. Any attempted transfer in violation of this Section 7 shall be void ab initio.

8. Section 83(b) Election. The Awardee understands that he may elect, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to be taxed on the fair market value of the shares subject to the Restricted Stock Award (or any tranche thereof) as of the Grant Date (or date of issuance, as applicable), rather than as such shares vest. The Awardee acknowledges that any such election must be filed with the Internal Revenue Service within thirty (30) days of the Grant Date (or date of issuance, as applicable). The Awardee is solely responsible for determining whether to make such an election and for the tax consequences thereof. The Company shall have no liability or obligation with respect to the Awardee’s decision to make or not make such election.

9. Tax Withholding. The Awardee acknowledges and agrees that the Company shall have the right to require the Awardee to pay to the Company (or any Company affiliate), or to make such other arrangements as the Company may require, the amount of any federal, state, local, foreign or other taxes required to be withheld in connection with the Restricted Stock Award. The Company may, in its sole discretion, satisfy such withholding obligation by withholding from the shares otherwise deliverable upon vesting of the Restricted Stock Award a number of shares having a fair market value equal to the required withholding amount.

10. Clawback. The Restricted Stock Award shall be subject to any clawback or recoupment policy of the Company in effect from time to time, including any such policy adopted to comply with applicable law or the listing standards of any national securities exchange on which the Company’s shares are listed.

11. Regulation by the Committee. This Agreement and the Restricted Stock Award shall be subject to the administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement shall be conclusive and binding upon the Awardee.

12. Amendment. The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would materially and adversely impair the Awardee’s rights or entitlements with respect to the Restricted Stock Award shall be effective without the prior written consent of the Awardee.

13. Awardee Acknowledgment. The Awardee acknowledges and agrees that the vesting of shares pursuant to this Agreement is earned only by continuing service with the Company. The Awardee further acknowledges and agrees that nothing in this Agreement, nor in the Plan, shall confer upon the Awardee any right to continue in the service of the Company, nor shall it interfere in any way with the Awardee’s right or the Company’s right to terminate the Awardee’s service at any time, with or without Cause. The Awardee acknowledges receipt of a copy of the Plan and represents that he is familiar with the terms and provisions thereof. The Awardee has reviewed the Plan and this Award in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award and fully understands all provisions of the Award. By executing this Agreement, the Awardee hereby agrees to be bound by all of the terms of both the Plan and this Agreement.

14. Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Code, and shall be interpreted accordingly.

15. Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies, electronically scanned copies and other facsimiles of this Agreement (including such signed counterparts) may be used in lieu of the originals for any purpose.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HEALTH IN TECH, INC.

By:	/s/ Tim Johnson	Date:	10/19/26
Name:	Tim Johnson
Title:	Executive Chairman

AWARDEE:
		Date:	10/19/2026
By:	/s/ Sanjay Shrestha
Name:	Sanjay Shrestha